UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Gevo, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

(303) 858-8358

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 19, 2020

To the Stockholders of Gevo, Inc.:

A special meeting of the stockholders (the “Special Meeting”) of Gevo, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), will be held at 2:00 p.m., local time, on Thursday, March 19, 2020 at the Company’s offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. The Special Meeting will be held for the following purposes:

1.

To approve, for purposes of the rules of The Nasdaq Stock Market LLC, the potential issuance of more than 19.99% of the Company’s outstanding common stock upon conversion of, or related to, the Company’s 12.0% Convertible Senior Secured Notes due 2020/2021; and

2.	To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

If you owned our common stock at the close of business on January 31, 2020, you may attend and vote at the Special Meeting. A list of stockholders eligible to vote at the Special Meeting will be available for review during our regular business hours at our headquarters in Englewood, Colorado for the 10 days prior to the date of the Special Meeting for any purpose related to the Special Meeting.

Your vote is important. Whether or not you plan to attend the Special Meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. In addition, if you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the Special Meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors,

Geoffrey T. Williams, Jr.
General Counsel & Secretary

February 7, 2020

Englewood, Colorado

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

(303) 858-8358

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of Gevo, Inc. (the “Company,” “we,” “us” or “our”) is soliciting proxies for use at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on Thursday, March 19, 2020, at 2:00 p.m., local time, at the Company’s offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112.

The proxy materials, including this proxy statement and a proxy card or voting instruction card, are being distributed and made available on or about February 14, 2020 to stockholders who owned our common stock at the close of business on January 31, 2020, the record date for the Special Meeting (the “Record Date”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting. Please read it carefully.

QUESTIONS AND ANSWERS

Q:	Who may vote at the Special Meeting?

A:

Our Board has fixed January 31, 2020 as the Record Date for the Special Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. Each stockholder is entitled to one vote for each share of our common stock held on all matters to be voted on. As of the Record Date, 14,492,008 shares of common stock were outstanding and entitled to vote at the Special Meeting.

Q:	What proposal will be voted on at the Special Meeting?

A:	There is one proposal scheduled to be voted on at the Special Meeting:

To approve, for purposes of the rules of The Nasdaq Stock Market LLC, the potential issuance of more than 19.99% of the Company’s outstanding common stock upon conversion of, or related to, our 12.0% Convertible Senior Secured Notes due 2020/2021 (the “Proposal”).

We will also consider any other business that properly comes before the Special Meeting. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent in their discretion.

Q:	Why is the Proposal being made at the Special Meeting?

A:

The Board believes that approval of the Proposal is necessary to give the Company flexibility to allow conversion of the New Notes (as defined below) and to permit the Company to redeem the New Notes ahead of their maturity date and to provide us with resources and flexibility, with respect to our capital, sufficient to execute our business plans and strategy.

Q:	What is the quorum requirement for the Special Meeting?

A:

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented in person at the Special Meeting or by proxy. At the close of business on the Record Date for the Special Meeting, there were 14,492,008 shares of common stock outstanding. Thus, a total of 14,492,008 shares are entitled to vote at the Special Meeting and holders of common stock representing at least 7,246,005 votes must be represented at the Special Meeting in person or by proxy to have a quorum. The inspector of elections appointed for the Special Meeting by our Board will count the shares represented in person or by proxy at the Special Meeting to determine whether or not a quorum is present.

Your shares will be counted as present at the Special Meeting if you:

●	are present and entitled to vote in person at the Special Meeting; or

●	have voted over the Internet or by telephone, or properly submitted a proxy card or voting instruction card.

Both abstentions and broker non-votes, if applicable, will be included in the calculation of the number of shares considered to be present at the Special Meeting for the purpose of determining the presence of a quorum. In the event that we are unable to obtain a quorum, the chairperson of the Special Meeting or a majority of the shares present at the Special Meeting may adjourn the Special Meeting to another date.

Q:	How are votes counted at the Special Meeting?

A:	For the Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you provide specific instructions in your proxy card or voting instruction card with regard to the Proposal, your shares will be voted as you instruct on the Proposal. If you are a stockholder of record and you sign and return your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendation of the Board. See “What is the recommendation of the Board?” below.

Q:	What vote is required to approve the Proposal at the Special Meeting?

A:

The Proposal requires the affirmative vote of a majority of the total votes cast on the Proposal at the Special Meeting, either in person or by proxy. Abstentions and broker non-votes, if any, will have no effect on the outcome of the Proposal.

Q:	What is the recommendation of the Board?

A:	The Board recommends that you vote “FOR” the Proposal.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

If you received more than one set of printed proxy materials, each containing a different control number, this means that you have multiple accounts holding shares of our common stock. These may include accounts with our transfer agent, American Stock Transfer & Trust Company, LLC, and accounts with a broker, bank or other holder of record. Please vote all proxy cards for which you receive a full set of printed proxy materials to ensure that all of your shares are voted.

Q:	How may I vote my shares in person at the Special Meeting?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. As a stockholder of record, you have the right to vote in person at the Special Meeting.

If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the Special Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from your broker, bank or other agent that holds your shares, giving you the right to vote the shares at the Special Meeting.

The Special Meeting will be held at our offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. You can find directions to our offices on our website at https://gevo.com/contact-us/.

Q:	How can I vote my shares without attending the Special Meeting?

A:

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the Special Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other agent. In most cases, you will be able to do this by using the Internet, by telephone or by mail if you received a printed set of the proxy materials.

By Internet — If you have Internet access, you may vote your shares by logging into the secure website, which will be listed on the proxy card and following the instructions provided.

By Telephone — If you have telephone access, you may vote your shares by calling the toll-free number listed on the proxy card and following the instructions provided.

By Mail — You may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, bank or other agent, and mailing it in accordance with the instructions provided. If you provide specific voting instructions, your shares will be voted as you have instructed.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on March 18, 2020. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Q:	What happens if I do not give specific voting instructions?

A:

Stockholder of Record — If, at the close of business on the Record Date, you are a stockholder of record and you indicate when voting via the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

Beneficial Owners of Shares Held in Street Name — If, at the close of business on the Record Date, you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for the Proposal, shares that constitute broker non-votes are not considered entitled to vote on the Proposal. Thus, broker non-votes, if any, will not affect the outcome of the Proposal, provided a quorum is established.

Q:	Is the ballot measure considered “routine” or “non-routine?”

A:

The Proposal is generally considered a non-routine matter under applicable rules. A broker, bank or other agent cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on the Proposal.

If you hold your shares in street name and you do not instruct your bank, broker, or other agent how to vote your shares on the Proposal, no votes will be cast on your behalf on the Proposal. Therefore, it is critical that you indicate your vote on the Proposal if you want your vote to be counted.

Q:	How can I revoke my proxy and change my vote after I return my proxy card?

A:

You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by voting by using the Internet or by telephone, either of which must be completed by 11:59 p.m. Eastern Daylight Time on March 18, 2020 (your latest Internet or telephone proxy will be counted); or by attending the Special Meeting and voting in person. Attending the Special Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a broker, bank or other agent, you must contact that broker, bank or other agent directly to revoke any prior voting instructions.

Q:	Who will pay the costs of this proxy solicitation?

A:

We will bear the entire cost of solicitation of proxies, including maintenance of the Internet website used to access the proxy materials; maintenance of the Internet website used to vote; and preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. We have retained D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies. We expect to pay D.F. King a fee of $8,500, plus reimbursement of reasonable expenses. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we may reimburse them for their costs in forwarding the solicitation materials to such beneficial owners.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results will be announced at the Special Meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Special Meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON MARCH 19, 2020: The Notice of Special Meeting, proxy statement and proxy card are available online at www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of January 17, 2020 by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

●	each named executive officer and each director; and

●	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

This table is based upon information supplied by our officers, directors and the Schedules 13D and 13G that have been filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of January 17, 2020 through the exercise of any stock option or stock appreciation right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares and we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. All unvested restricted stock awards are included in each holder’s beneficial ownership as holders are entitled to voting rights upon issuance of the restricted stock awards. Applicable percentages are based on 14,492,008 shares of common stock outstanding on January 17, 2020.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Patrick R. Gruber (1)	512,723	3.5%
Christopher M. Ryan (2)	225,514	1.6%
Geoffrey T. Williams, Jr. (3)	126,695	*
Ruth I. Dreessen (4)	50,599	*
William H. Baum	50,474	*
Andrew J. Marsh (4)	50,533	*
Gary W. Mize (4)	50,553	*
Johannes Minho Roth (4)(5)	187,668	1.3%
All Executive Officers and Directors as a Group (11 persons) (6)	1,525,385	10.5%

___________________________________________

*     Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes 178 shares issuable pursuant to stock options exercisable within 60 days of January 17, 2020.

(2)

Includes (i) 156 shares issuable pursuant to stock options exercisable within 60 days of January 17, 2020 and (ii) 42,884 stock appreciation rights exercisable within 60 days of January 17, 2020. The stock appreciation rights may be settled upon vesting in cash or shares of common stock, in the Company’s sole discretion.

(3)	Includes 63 shares issuable pursuant to stock options exercisable within 60 days of January 17, 2020.

(4)	Includes 35 shares issuable pursuant to stock options exercisable within 60 days of January 17, 2020.

(5)

Mr. Roth is the Chief Executive Officer, Managing Director, Fund Manager and a member of the board of directors of FiveT Capital Holding AG. FiveT Investment Management, an affiliate of FiveT Capital Holding AG, owns common stock warrants exercisable within 60 days of January 17, 2020 to purchase 500 shares of common stock of the Company. Mr. Roth disclaims beneficial ownership of the warrants and the shares issuable pursuant to the warrants owned by FiveT Investment Management, except to the extent of his pecuniary interest therein.

(6)

Includes (i) 502 shares issuable pursuant to stock options exercisable within 60 days of January 17, 2020 and (ii) 88,376 stock appreciation rights exercisable within 60 days of January 17, 2020. The stock appreciation rights may be settled upon vesting in cash or shares of common stock, in the Company’s sole discretion

THE PROPOSAL:

APPROVAL, FOR PURPOSES OF THE NASDAQ RULES, OF THE POTENTIAL ISSUANCE OF MORE THAN 19.99% OF THE COMPANY’S OUTSTANDING COMMON STOCK UPON CONVERSION OF, OR RELATED TO, OUR 12.0% CONVERTIBLE SENIOR SECURED NOTES DUE 2020/2021

Overview

On January 10, 2020, we entered into an Exchange and Purchase Agreement (the “Purchase Agreement”) with the guarantors party thereto, the holders (the “Holders”) of our existing 12.0% Convertible Senior Secured Notes due 2020 (the “Existing Notes”), which were issued under that certain Indenture dated as of June 20, 2017, by and among us, Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee, and our subsidiaries, as supplemented (the “Existing Indenture”), and Whitebox Advisors LLC, in its capacity as representative of the Holders (“Whitebox”). Pursuant to the terms of the Purchase Agreement, the Holders, subject to certain conditions, agreed to exchange all of the outstanding principal amount of the Existing Notes, which was approximately $14.1 million including unpaid accrued interest, for approximately $14.4 million in aggregate principal amount of our newly created 12.0% Convertible Senior Secured Notes due 2020/2021 (the “New Notes”) (the “Exchange”). In addition, on January 10, 2020, we completed the Exchange, terminated the Existing Indenture and cancelled the Existing Notes. In addition, we entered into an Indenture by and among us, the guarantors named therein (the “Guarantors”) and Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee (the “Indenture”), pursuant to which we issued the New Notes. Pursuant to the Purchase Agreement, we also granted the Holders an option (the “Holder Option”) to purchase up to an additional aggregate principal amount of approximately $7.14 million of New Notes (the “Option Notes”), at a purchase price equal to the aggregate principal amount of such Option Notes purchased less an original issue discount of 2.0%, having identical terms (other than with respect to the issue date and restrictions on transfer relating to compliance with applicable securities law) to the New Notes issued, at any time during the period beginning on the date of closing of the Exchange and ending on the later of (a) July 8, 2020 and (b) 30 days following the date on which stockholder approval of the Proposal is obtained.

Copies of the Purchase Agreement and the Indenture were filed with our Current Report on Form 8-K filed with the SEC on January 13, 2020.

Reasons for the Exchange and Request for Stockholder Approval

The Board unanimously recommends that stockholders vote “FOR” the ability to issue more than 19.99% of our outstanding common stock upon conversion of, or related to, the New Notes. In the course of reaching its decision, the Board considered a number of factors, including, among others:

●

the Board believes that the Exchange was in the best interest of the Company and its stockholders because, among other reasons, (i) the lack of available viable refinancing alternatives at this time and (ii) it extended the maturity of our outstanding senior notes until December 31, 2020 (or April 1, 2021 (as detailed below), which should provide us with time to arrange longer-term or permanent financing to execute our strategic business plans. In addition, stockholder approval of the Proposal is a condition to the potential extension of the maturity date of the New Notes until April 1, 2021.

●

the Board believes that longer-term financing should be available to us later this year given the sustainable aviation fuel supply agreements that we have entered into over the last 12 months, including Delta Air Lines, Inc., Scandinavian Airlines System and Air Total International, S.A.

●

the Indenture includes a right for us to redeem the New Notes if we obtain longer-term financing on better terms if stockholders approve the Proposal. Therefore, approval of the Proposal would allow us to redeem the New Notes early if we secure long-term financing. If the Proposal is not approved, we would not be able to redeem the New Notes which could limit our ability to obtain long-term financing and execute our strategic business plans.

●

the conversion of the New Notes into shares of our common stock or other issuances of our common stock in connection with the New Notes could exceed 19.99% of our common stock, which requires stockholder approval pursuant to Nasdaq Listing Rule 5635(d) (“Nasdaq Rule 5635(d)”). In 2014 and 2017, in connection with the issuance of our 10% Convertible Senior Secured Notes due 2017 and their subsequent exchange for the Existing Notes, respectively, our stockholders approved a similar proposal.

●

repayment of the New Notes solely in cash at their maturity would likely require us to expend all or a significant majority of our expected cash on hand and leave us with no cash, or too little cash, to continue operations for 2020 and beyond, in which case we could be forced to seek the protection of bankruptcy court by filing for bankruptcy. Upon a bankruptcy filing, it is unlikely that any amounts would be available for distribution to stockholders. Therefore, a bankruptcy proceeding could lead to a total loss of your investment in the Company.

●	approval of the Proposal would give us flexibility to use stock and conserve cash upon conversions of the New Notes.

Terms of the New Notes

The terms of the New Notes are set forth in the Indenture.

Interest: The New Notes accrue interest at a rate equal to 12.0% per annum (with 4% payable as PIK Interest (as defined and described below) computed on the basis of a 360-day year composed of twelve 30-day months. Interest is payable on March 31, June 30, September 30, and December 31 of each year.

Maturity Date: The New Notes will mature on December 31, 2020, provided that the maturity date will automatically be extended to April 1, 2021 if (i) approval of the Proposal is obtained prior to March 20, 2020 and (ii) the aggregate outstanding principal balance of the New Notes (including any Option Notes) as of December 15, 2020 is less than $7 million.

Security and Guarantees: The New Notes are secured by a first lien on substantially all of the assets of the Company and its subsidiaries and will be guaranteed by the Company’s subsidiaries, Gevo Development, LLC and Agri-Energy, LLC.

Principal Amount: The maximum aggregate principal amount of New Notes the Company anticipates it will issue to the Holders pursuant to the Purchase Agreement is approximately $21.54 million (assuming full exercise of the $7.14 million Holder Option).

PIK Interest: Under certain circumstances, the Company will have the option to pay a portion of the interest due on the New Notes by either (a) increasing the principal amount of the New Notes by the amount of interest then due or (b) issuing additional New Notes with a principal amount equal to the amount of interest then due (interest paid in the manner set forth in (a) or (b) being referred to as “PIK Interest”). In the event the Company pays any portion of the interest due on the New Notes as PIK Interest, the maximum aggregate principal amount of New Notes that could be convertible into shares of the Company’s common stock will be increased. Additional shares of the Company’s common stock may also become issuable pursuant to the New Notes in the event the Company is required to make certain Make-Whole Payments (as defined below).

Conversion and Conversion Price: The New Notes are convertible into shares of the Company’s common stock voluntarily by the Holder at the conversion price, subject to certain terms and conditions. The initial conversion price of the New Notes is equal to $2.4420 per share of the Company’s common stock (the “Conversion Price”), or 0.4095 shares of the Company’s common stock per $1 principal amount of New Notes. The Company and the Holders may also mutually agree on other conversions of the New Notes into shares of the Company’s common stock on a monthly basis (a “Contractual Conversion”) pursuant to the terms of the Indenture. The Conversion Price in a Contractual Conversion will be reduced to the lesser of the then-applicable Conversion Price or a 10% discount to the average of the Daily VWAP (as defined in the Indenture) of the Company’s common stock for the three forward trading days prior to the date of the Contractual Conversion.

Adjustments: The New Notes do not contain any anti-dilution adjustments for future equity issuances that are below the Conversion Price, and adjustments to the Conversion Price (other than in the case of a Contractual Conversion or a conversion following a notice of redemption) would only generally be made in the event that there is a dividend or distribution paid on shares of the Company’s common stock, a subdivision, combination or reclassification of the Company’s common stock, or at the discretion of the Board in limited circumstances and subject to certain conditions as set forth in the Indenture.

Make-Whole Payments: In addition to any amounts payable to the Holders for outstanding principal and accrued interest on the New Notes, the Holders are also entitled to additional “make-whole” payments (the “Make-Whole Payments”), upon conversion or redemption of the New Notes, or upon the occurrence of a Fundamental Change (as defined in the Indenture) or other certain circumstances as described in the Indenture, payable in cash or shares of the Company’s common stock as set forth in the Indenture. In connection with any conversion of the New Notes, including a Contractual Conversion, the Make-Whole Payment will initially be equal to 14% of the principal amount of the New Notes that are converted, which percentage will be automatically reduced by 0.75% beginning on July 1, 2020 and each month thereafter. In the event of a redemption of the New Notes, a conversion of the New Notes following notice of the Company’s election to redeem the New Notes, upon the occurrence of a Fundamental Change or other certain circumstances as set forth in the Indenture, the Make-Whole Payment will be equal to 14% of the principal amount of the New Notes that are redeemed, converted or outstanding at the time, as applicable.

Conversion Limitations: Under the Indenture, each Holder has agreed not to convert its New Notes into shares of the Company’s common stock to the extent that, after giving effect to such conversion, the number of shares of the Company’s common stock beneficially owned by such Holder and its affiliates would exceed 4.99% of the Company’s common stock outstanding at the time of such conversion (the “4.99% Ownership Limitation”); provided that a Holder may, at its option and upon 61 days’ prior notice to the Company, increase such threshold to 9.99% (the “9.99% Ownership Limitation”).

If the Company is prohibited from issuing shares of its common stock to Holders due to the 4.99% Ownership Limitation or the 9.99% Ownership Limitation, as applicable, in lieu of issuing such number of shares of common stock in excess of the ownership limitations, the Company will issue a fully funded prepaid warrant to acquire such shares of the Company’s common stock (the “Warrant”). Each Warrant will have a term of nine months, subject to a six month extension, which the Company can draw down from time to time. The Warrants generally have the same terms as the other pre-funded warrants previously issued by the Company, except that no additional consideration will be paid to the Company upon the exercise of the Warrant.

Registration Rights: While the Exchange was exempt from registration with the SEC under Rule 3(a)(9) of the Securities Act of 1933, as amended, the Company entered into a Registration Rights Agreement with the Holder, dated as of January 10, 2020 (the “Registration Rights Agreement”), pursuant to which the Company agreed to certain registration rights for (i) any shares of the Company’s common stock to be issued upon the conversion of any New Notes issued pursuant to the exercise of the Holder’s Option (the “Conversion Shares”), (ii) any shares of the Company’s common stock that may be issued to a Holder upon the exercise of any Warrants issued upon the conversion of an Option Note, (iii) any Option Make-Whole Shares (as defined in the Registration Rights Agreement) and (iv) any shares of the Company’s common stock issued or issuable with respect to the Conversion Shares by reason of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

Assignment: The Indenture also contains limitations on the ability of the Holder to assign or otherwise transfer its interest in the New Notes.

Other Terms: The Indenture contains provisions substantially similar to the Existing Notes, including customary affirmative and negative covenants for agreements of this type and events of default, restrictions on disposing of certain assets, granting or otherwise allowing the imposition of a lien against certain assets, incurring certain amounts of additional indebtedness, making investments, acquiring or merging with another entity, and making dividends and other restricted payments, unless the Company receives the prior approval of the required Holders.

The Exchange

The Exchange is governed by the terms of the Purchase Agreement, which contains customary representations and warranties of the Company, covenants, events of default and closing conditions. The Holders agreed to exchange all of the Existing Notes (approximately $14.1 million in principal amount as of January 10, 2020) for an equal principal amount of New Notes (plus approximately $0.3 million of original issue discount). On January 10, 2020, the Company completed the Exchange, terminated the Existing Indenture and cancelled the Existing Notes. The Company agreed in the Purchase Agreement to submit the Proposal for approval by stockholders no later than March 20, 2020, subject to the Company’s ability to adjourn or postpone the Special Meeting in certain circumstances.

Impact of the Nasdaq Rules

Nasdaq Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) equal to 20% or more of our outstanding common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of the book or market value of our common stock on the date of entry into a definitive agreement providing for the transaction.

Based on an initial Conversion Price of $2.4420 per share, the issuance of the New Notes in an aggregate principal amount of approximately $14.4 million which took place at the time of the Exchange, together with the issuance of an additional $7.14 million aggregate principal amount of New Notes upon the exercise of the Holder Option, would (without giving effect to any PIK Interest) involve the issuance of securities convertible into 20% or more of our outstanding common stock. Although the initial Conversion Price exceeded the market value of our common stock on January 10, 2020, the date of signing the Purchase Agreement and entry into the Indenture, Nasdaq has interpreted the inclusion of features such as the Make-Whole Payments and the Contractual Conversion in convertible securities as effectively reducing the conversion price of such securities. Accordingly, even though the Conversion Price exceeded the market value of our common stock on January 10, 2020, we have determined that the existence of the Make-Whole Payments, the potential adjustment to the Conversion Price (including via a Contractual Conversion), and certain consent rights of the Holders related to Company equity offerings may cause the New Notes and the potential issuance of our common stock upon conversion of, or otherwise issuable in connection with, the New Notes (including pursuant to a Warrant) to be issued at an effective conversion price equal to less than the greater of the book or market value of our common stock on January 10, 2020, thus requiring stockholder approval pursuant to Nasdaq Rule 5635(d).

Impact of Stockholder Approval

The consummation of the Exchange was not conditioned on the approval of the Proposal by our stockholders. If stockholders do not approve the Proposal, the Exchange will still be valid and the New Notes will remain outstanding. However, shares of our common stock may not be issued under the Indenture in excess of 19.99% of the outstanding shares of our common stock on the date of the Indenture, unless and until the stockholder approval of the Proposal is obtained. Furthermore, if the Proposal is not approved, we would not be able to redeem the New Notes if we secure other long-term financing. In addition, without approval of the Proposal we would not be able to potentially extend the maturity date of the New Notes to April 1, 2021.

Under the Indenture and the Warrant, each Holder has agreed not to convert its New Notes into shares of our common stock (or exercise their Warrant for issuance of shares of our common stock) to the extent that, after giving effect to such conversion (or exercise of the Warrant), the number of shares of our common stock beneficially owned by such Holder and its affiliates would exceed the applicable 4.99% Ownership Limitation or 9.99% Ownership Limitation. Subject to the foregoing limitations, the New Notes are convertible into shares of our common stock at any time. We have no control over whether the Holders will convert all or any portion of the New Notes into shares of our common stock.

The foregoing descriptions of the Indenture, the Registration Rights Agreement and the Purchase Agreement, and the transactions contemplated thereby, do not purport to be complete and are subject to, and are qualified in their entirety by, the full text of such agreements, copies of which are attached as Exhibits 4.1, 4.2 and 10.1, respectively, to our Current Report on Form 8-K filed with the SEC on January 13, 2020. Copies of these documents are also available from us free of charge upon request.

Dilution and Potential Adverse Impact of the Conversion of the New Notes

The conversion of all or any portion of the New Notes into shares of our common stock and other issuances of our common stock related to the New Notes could have a dilutive effect on our current stockholders in that the percentage ownership of the Company held by our current stockholders would decline as a result of the issuance of additional shares of our common stock upon conversion of or common stock issuances related to the New Notes. As a result, our current stockholders would own a smaller proportionate interest in the Company and therefore have less ability to influence corporate decisions requiring stockholder approval. The issuance of shares of our common stock upon conversion of, or in relation to, the New Notes could also have a dilutive effect on our book value per share and on any future earnings per share, and the sale or any resale of such shares could cause prevailing market prices for our common stock to decline.

Because of the potential Conversion Price adjustments contained in the Indenture (including via a Contractual Conversion), the exact magnitude of the dilutive effect of the New Notes cannot be conclusively determined but may be material to our current stockholders. By way of example, based on the initial Conversion Price of $2.4420 per share, and assuming that the full initial $21.52 million aggregate principal amount of New Notes is issued, including the full exercise of the $7.14 million Holder Option, up to a maximum of 8,813,145 shares of our common stock would be issuable upon conversion of the New Notes (without giving effect to any PIK Interest, the Make-Whole Payments or any potential Conversion Price adjustments). Based on the 14,492,008 shares of our common stock outstanding as of January 17, 2020, the shares issued upon conversion of the New Notes would represent approximately 38% of our outstanding common stock (after giving effect to such conversion). The Conversion Price in connection with a Contractual Conversion could be materially lower than the initial Conversion Price under the Indenture, which could have a significant dilutive effect on our current stockholders.

Consequences of Not Receiving Stockholder Approval

As stated above, the consummation of the Exchange was not conditioned on the approval of the Proposal by our stockholders. If stockholders do not approve the Proposal, the Exchange will still be valid and the New Notes will remain outstanding. However, shares of our common stock may not be issued under the Indenture in excess of 19.99% of the outstanding shares of our common stock on the date of the Indenture, unless and until the stockholder approval of the Proposal is obtained.

Furthermore, if the Proposal is not approved, we would not be able to redeem the New Notes if we secure other long-term financing. In addition, without approval of the Proposal we would not be able to potentially extend the maturity date of the New Notes to April 1, 2021.

Vote Required and Board Recommendation

The approval of the potential issuance of more than 19.99% of our outstanding common stock upon conversion of, or related to, the New Notes (including, but not limited to, PIK Interest, any shares of our common stock issued in satisfaction of the Make-Whole Payments or any increase in the number of shares issued upon conversion based on a Contractual Conversion), at a Conversion Price equal to less than the greater of the book or market value of our common stock, requires the affirmative vote of a majority of the total votes cast on the proposal at the Special Meeting, either in person or by proxy. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. Any proposal of a stockholder intended to be included in our proxy statement for the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 must have been received by us no later than December 27, 2019, unless the date of our 2020 Annual Meeting of Stockholders is more than 30 days before or after June 10, 2020, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our Secretary, at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112.

Pursuant to the terms of our amended and restated bylaws (the “Bylaws”), stockholders wishing to submit proposals or director nominations for consideration at our 2020 Annual Meeting of Stockholders, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary, at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. Pursuant to our Bylaws, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on March 12, 2020 nor earlier than February 11, 2020; provided, however, that if the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, notice by stockholders to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at our Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion.

By Order of the Board of Directors,

Geoffrey T. Williams, Jr.
General Counsel & Secretary

February 7, 2020

Englewood, Colorado

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 03/18/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 03/18/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice & Proxy Statement, Telephone/Internet insert (BR supplied) is/are available at www.proxyvote.com

GEVO, INC.
Special Meeting of Stockholders
March 19, 2020, 2:00 PM (MDT)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Lynn Smull and Geoffrey T. Williams, Jr. or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GEVO, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 2:00 PM, MDT on March 19, 2020, at Company's offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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